Exhibit 21


                 SUBSIDIARIES OF CASS INFORMATION SYSTEMS, INC.*



Name & Address                          State of Incorporation

Cass Commercial Bank                    Missouri
13001 Hollenberg Drive
Bridgeton, Missouri   63044


Cass Information Systems, Inc.          Missouri
13001 Hollenberg Drive
Bridgeton, Missouri 63044

*Pursuant to Item 601(b)(21)(ii), the names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as such term is defined in Rule 1-02(1.C.) of Regulation S-X) as of the end of the year covered by this annual report on Form 10-K.


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